Exhibit 99.2

ClearSign Technologies Corporation [CLIR]

Second Quarter 2021 Conference Call

Wednesday, September 8, 2021, 5:00 PM ET.

Company Participants:

Matthew Selinger, Firm IR Group
Jim Deller, President and Chief Executive Officer

Analysts and Private Investors:

Amit Dayal, H.C. Wainwright

Robert Kecseg, Las Colinas Capital Management

Jeff Feinglass, Private Investor

Robert Harvey, Private Investor

Robert Kecseg, Las Colinas Capital Management

Marshall Crowe, Private Investor

Presentation

Operator: Good day, and welcome to the ClearSign Technologies Second Quarter 2021 Conference Call. (Operator Instructions). After today's presentation, there will be an opportunity to ask questions. (Operator Instructions). Please note this event is being recorded.

I would now like to turn the conference over to Matthew Selinger of Firm IR Group. Please go ahead.

Matthew Selinger: Good afternoon, and thank you, operator. Welcome, everyone, to the ClearSign Technologies Corporation second quarter 2021 results conference call.

During this conference call, the Company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the Company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call, and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the market for its products, and other risks that are described in ClearSign's public periodic filings with the SEC, including the discussion in the Risk Factors section of the 2020 Annual Report on the Form 10-K.

Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

On the call with me today are Jim Deller, ClearSign's President and Chief Executive Officer. So at this point, I would like to turn the call over to CEO Jim Deller. Jim, please go ahead.

Jim Deller: Thank you, Matthew, and thank you, everyone, for joining us today for ClearSign's second quarter 2021 investor update call. This last quarter has been a mix of great progress and encouragement, as we moved multiple product lines through the technical stages of commercialization and customer engagement. Admittedly, I will say though, the past weeks have not been without some frustration and separately, some sadness.

Before I start and review the financial data reported in our second quarter 10-Q, I want to remember the passing of our CFO, Brian Fike. I'm sure that many of you saw the announcement that Brian Fike passed away at the end of July. Collectively, we are deeply saddened by Brian's passing, and the entire ClearSign community continues to mourn his loss. And on behalf of our Board of Directors and employees, we extend our sincerest condolences to his family. Brian gave many years to this company and I want to recognize his contribution. Brian was a great colleague and friend to all at ClearSign. We will all miss him.

For reassurance regarding succession, we have engaged some very competent professional temporary staff to maintain our finance function and further develop and strengthen our systems. However at the same time, we are working with a nationwide recruitment firm to find a next permanent leader of our finance team.

On the call today, I will provide our financial overview. I will then move on to our operational update. In that, regarding the major topics, I will start off with an overview of our process burner business, giving an update on our projects for the 2 international super-major refiners and also the performance and developments with our operational installations. I'll then move the discussion to our boiler burner business, where we have made significant developments since our last call. In my remarks, I will address North America and China, as well as the advances we have made in both our firetube and watertube products. After some general business-related and closing remarks, we will open up the call for questions and answers.

Reviewing our financial data, as reported in our recently filed 10-Q, our net cash used in operations for quarter ended June 30, 2021, was $2.16 million, compared to $1.65 million for the same period in 2020. I will go into detail on this temporary increase shortly.

Our cash and cash equivalents were approximately $10.6 million at the end of the second quarter of 2021, compared to approximately $10.7 million at the end of the first quarter 2021.

I want to give some details behind these numbers because we do continue to be very conscious of our expenditures. Plus, we also has certain key projects and technologies to prove, and to be meaningful, this has to be done at the industrial scale. As these testing activities are a necessary step in the commercialization and adoption of our technology in the industry, we are pushing ahead to complete them. These tests will not be a permanent activity, so this will pass, but we are seeing increased cash consumption while these product-proving activities are in progress.

Primary among these is the expansion of our process burner capability and secondly, the proving of our new firetube and watertube boiler burner technology. I will go into more detail regarding these product lines later on this call. The key point is that the increased operating expenses are not a change in our management philosophy for the short term, nonetheless, a necessary activity that will pass.

As stated in our recent 10-Q filing, our operating expenses for the second quarter increased by 28% or just under $450,000 compared to the same period last year.

In addition to the increased testing cost referred to earlier, during the second quarter, we made payments and accruals for the recruitment of a new leader for our finance team, and additional costs required for temporary staff to maintain our finance function until the position is filled. And finally, an accrual for a severance payment agreed with Mr. Fike as part of his separation agreement. To clarify timing, these payments were agreed to in April and therefore, are included as an accrual in the second quarter.

As of June 30, 2021, the company has sold an aggregate of 1,092,570 shares of common stock under its ATM program at an average price of $5.03 per share. Gross proceeds totaled approximately $5.5 million and net cash proceeds approximated $5.3 million. Shares sold in the ATM program in the 3 months ended June 30, 2021, totaled 151,822 at an average price of $5.56.

It should be noted that cash received from our ATM program in the second quarter included approximately $1.1 million from shares sold in the last 2 days of the first quarter, but settled in Q2.

There were 31,479,454 shares of our common stock issued and outstanding as of June 30, 2021. We have confidence in our financial position and balance sheet, and with our quarter-ending balances, we have sufficient working capital available to carry us well into 2022 and that is without revenue from any other sources.

I will now change focus and address our major product lines. And we'll start with our process burner technology. As you will have seen from a press release issued September 3, on a call the day before on which we were expecting to make arrangements for the final stakeholder performance demonstrations for ExxonMobil, and possibly discuss the schedule for the delivery of the burners, we were given verbal notification to put our testing on hold because the time window to include the burners in the early 2022 turnaround ended in August, and all the details required had not been finalized.

This news of the project hold was both very disappointing and a surprise to all at ClearSign. Upon reflection, despite this change in plans, we have a lot to be encouraged about. We have given the development of our process burner technology great emphasis, to the point that our burners are now capable of running on virtually any fuel blend required by refineries, including up to an 80% hydrogen content. We have demonstrated that our burners can run when situated so close together that they are almost touching each other, a challenge in itself, as refinery engineers know. They have turn-down capabilities that match or exceed the usable operating range of most traditional burners, and can modulate up and down without human input based on the demands of our refinery operating systems and all with our unique 5 ppm-capable NOx control.

For those in the industry, especially customers and engineering companies, and to enable everyone to be aware of what this means, I want to take a minute and go into the quantitative details of these capabilities because they are important. ClearSign Core process burners now run on fuel gases ranging from natural gas to blends with up to 80% hydrogen content and operate over a turn-down range of 5 to 1, or non-industry terminology, from 100% of design firing rate down to 20% of design firing rate. The burners can light off smoothly on any fuel in that range, including from a cold start when the furnace is full of fresh air. Depending on the heater operating conditions, we will make NOx guarantees typically between 5 ppm and 9 ppm, including under the conditions just described.

Regarding proven operational site NOx performance, the formal third-party emissions report from our multi-burner infrastructure project has not yet been released. But we did take our own measurements at the same time, which were consistent with those of the outside measurement company. For that project, we guaranteed 7 ppm NOx, and our measurements indicated just over 6 ppm of full rate with a heavy hydrocarbon, low-pressure waste stream flowing in addition to the normal fuel gas. We believe that were these burners to run on normal fuel gas alone, the NOx performance would be even better.

As our testing is run in the test facility of our partner Zeeco, they are very familiar with the development and capabilities of our technology. We believe that our relationship with Zeeco remains strong, and that we are both looking forward to developing this business. We have attracted great interest in our technology, both due to its NOx control and ability to function at high intensity and enclosed confines, and are in discussions with major multi-site and global refiners seeking our burners for both attributes.

We have other significant process burner projects ongoing and in place. The burner for the super-major global refining customer in Europe has been shipped, is onsite and ready to fire up, which is scheduled to occur early in the fourth quarter of this year. This project will be the first installation of the super-major global refiner for the company and also the first in Europe. While solving a need for our customer in Europe, it is our understanding that this is also a trial opportunity for this client to assess our technology for inclusion in their NOx reduction plans, particularly for their refineries in California. We do look forward to completing this installation and start-up, and I'll make an announcement when this has been achieved.

Our installation for the Fortune 500 infrastructure company continues to run seamlessly. The data that we recorded and the results of the independent testing, to the extent that we are aware of them, have shown the heater operating below the groundbreaking emissions guarantee, some news of which I gave earlier in my technical digression. The full report is still within the review period required by the South Coast Air Quality Management District, and we do not know if any formal announcement will be made by them at the end of this period. If we learn anything official, we will pass that on.

It is quite normal for respective customers to seek referrals from existing customers. And we do know that the engineering company involved in this project has provided good references for us when requested by prospective new customers.

The burners installed at World Oil continue to operate at full rate and consistently. We are in regular contact with Oil. As we mentioned previously, 3 of the burners need to be optimized, as they were hindered by control issues during the original start-up earlier this year. And we are planning to return to modify those burners to their original condition when the refinery shuts down. And this is anticipated to be early in the first quarter next year.

In general, we are seeing more and more interest in our technology. This is a mix of clients with different needs, and who are looking to address an active project, as well as those assessing technical and commercial options as part of future planning, budgeting processes or feasibility studies. As we have said before, I believe there's a great awareness of ClearSign’s capabilities in the eyes of the industry. But we also need to recognize that we need success to breed success, and that we anticipate being able to provide knowledge of successful installations, case studies and similar references will be one of our most powerful sales attributes, especially considering the conservative nature of our industry.

It is also worth noting that all the aforementioned projects have been supplied through our collaboration with Zeeco, who continue to be a very supportive and proficient partner. In fact, this relationship has provided benefits in other verticals, one of which I will touch on coming up later in my commentary.

Turning to boiler burners, at the time of our last call, we were awaiting a new USA-fabricated 125-horsepower burner to shift to the California Boiler site in Visalia, California, in the center of the San Joaquin Valley. That has been completed; the burner arrived and California Boiler installed the burner, fabricated the fuel gas supply system and burner controls. We worked together to fine-tune the burner and finally conducted our first firetube customer demonstration event with California Boiler. The demonstration went very well, attracting over 20 visitors from a wide range of industries including the local regulatory authority.

The gas analyzer screen showing performance of the burner at well below 2.5 ppm NOx and some other photographs from the event were posted on LinkedIn, where we share many company updates. The operation of this burner has since been independently verified by a third-party source testing firm as meeting the local regulatory requirements. Ultimately, this demonstration also led to multiple requests for proposals.

The boiler into which our burners are installed is a rental unit owned by California Boiler. And since the demonstration, the boiler has been relocated, and is being set up for service in a milk processing plant, providing a great reference for us and a collaboration with California Boiler, and giving a customer first-hand experience of a ClearSign Core burner. This also provides the ability to obtain ongoing operational data, which we will be able to share in support of future sales and marketing efforts.

To expand our product range, we now have fabricated and delivered a much larger 500-horsepower firetube boiler burner to California Boiler’s Visalia site. This burner is currently being installed in a second, much bigger rental boiler. We are anticipating holding a customer demonstration event with substantially larger audience to show this burner in operation in October of this year. This 500-horsepower size is critical to our plans, as regulations for new and existing boilers of this size and above in the California San Joaquin Valley require NOx emissions below 2.5 ppm. And we believe that there are no other burner technologies with the capability to operate near this level.

Even outside of the San Joaquin Valley region, the capability to provide a burner that could control NOx emissions comfortably below burner requirements, and avoid the cost of installing and maintaining selective catalytic reduction units, a/k/a SCRs, in addition to the operational demands handling the ammonia or urea required to operate them has great value and interest from potential customers. As environmental emission regulations are enforced and deadlines for compliance get closer, we expect the demand for this technology to grow. It also helps that our partner, California Boiler, has a well-established operation and a long client list in this region.

Aside from the favorable market traction for these burners in California, rolling out this technology in the USA also enables us to provide and optimize the burners where we have our own technical resources to work on them, and to then build and test similar burners in China for certification. This allows us to maintain overall progress despite experiencing severe limitations in our ability to work in China, as Covid makes it difficult to get personnel into China. As I speak here today, however, our President of ClearSign Asia, Manny Menendez, has been able to enter the country, but is subject to a 3-week confinement as he goes through the quarantine process that is a mandatory precursor to working on the ground in China during these times of Covid travel restrictions.

Following the finalization of our 500-horsepower burner and optimization of fuel gas controls equipment, our plan is to manufacture a copy of that burner in China, and to repeat the certification process that we completed for our 125-horsepower burner. We do not have the schedule for this to be finalized to date, as we need our President of ClearSign Asia to work out logistics with our boiler manufacturer partner there, Jiangsu Shuang Liang Boiler Company Limited.

The situation is similar regarding our 125-firetube boiler burner. We announced the formal certification of this product for sale in China in May of this year. Our next steps are to find first-adopter customers, but as we mentioned before, we want to be both strategic and careful in the way that we go about this. Primarily, we seek customers in areas we have relationships with third-party contractors, who can provide service and also installations where we can control access to our technology, or at least, where we have a high degree of confidence that we can maximize the protection of our intellectual property. Especially in these early stages of our product rollout in China, we want to be able to verify these credentials in person.

We also have developments of our watertube boiler burner I would like to report. For anyone not familiar with the technology, these are much bigger, where the small end of our boiler burner range is 125-horsepower burner we discussed earlier, this watertube boiler burner is 20 times the firing rate. This is a legacy product that we have slated for redesign following the same process as conducted when we developed the commercial design of our firetube boiler burners. The objective of a redesign is to provide a product that is supplied as a single piece, and once designed can be repeated, rather than having to custom-engineer significant components for every product sold, which we believe will enable the product to reproduce and is stored in significant quantities.

While discussing this, I want to recognize the great efforts of our CTO, Dr. Donald Kendrick, for the development of this new burner configuration and the scaling of the new design, up to and including a watertube product. The first one of this new watertube boiler burner design has been manufactured in Tulsa, and is in the final stages of installation into a watertube boiler that makes up part of a test facility at Zeeco. Switching the initial activities of this project to Tulsa has again enabled us to keep momentum despite the Covid restrictions in China.

In addition, operating this burner for the first time in the Zeeco test facility will enable us to optimize any elements of the design, if required, and to efficiently validate the operating sequence for the various fuel circuits involved in this large burner. Upon completion, this will provide a new generation watertube boiler product burner line.

It is pertinent to note at this point that Zeeco also has an operation including fabrication facility in Shanghai, and we are underway producing a twin burner there. Our plan is to arrange for the installation of that burner in China and to proceed with the necessary certifications. However -- and I caution -- we need to obtain an agreement with the Beijing District Heating Group, and coordinate a schedule before this can happen, and with Mr. Menendez just arriving in China and still with some quarantine time ahead of him before he can make any in-person meetings; and considering the volume of activity that is required to complete this installation and Covid travel work limitation, scheduling and timeline is an ongoing work in progress and yet to be defined.

While it has not received much coverage here, we are actively promoting our sensor technology. Our mobile ClearSign Eye demonstration unit is in use to the extent our clients are allowed to meet external visitors in person. We are presenting our sensor technology at the American Flame Research Committee Conference in Houston this October, as well as our ClearSign Core burner technology, emphasizing the performance of our recent installations in a second presentation.

Before ending and moving on to questions, I want to provide a quick review of recent activities and events on the horizon. We are happy that our first super-major process burner is installed in Europe. I look forward to the start-up which is expected in the fourth quarter this year. We believe our process burner technology is developed to the point it provides full functionality of standard burners, in addition to operating in tight quarters and delivering game changing, low NOx emissions; and in cases where heaters are constrained by the size of traditional burner flames, increased throughput. Our process burner opportunity pipeline continues to evolve and we look forward to being able to make future announcements.

Our firetube product, in collaboration with our partner California Boiler, has been demonstrated and well received in California. This has led to significant customer interest and quotation activity on our part. We look forward to moving this business to the truly commercial phase.

We have been able to return to China, and look forward to reengaging with the heating districts and developing our product lines, alliances and sales channels. We anticipate confirming the design and operating protocol for our new advanced and redesigned one-piece ClearSign Core watertube boiler burner product, which we anticipate will open up opportunities like replacing burners for the heating districts in China.

We continue to stick to our asset-light business model, which also means we do not have excess personnel. I do believe we have quality, rather than quantity. Over the past few months, the employees of ClearSign have demonstrated nimbleness and dedication, as we have been pushing our technology in multiple areas to bring it fully to market. As we experience Covid restrictions affecting our ability to push forward full pace in China, our domestic boiler program, in conjunction with California Boiler, was accelerated, and this in a similar timeframe to us getting access to the watertube test boiler in Tulsa, enabling us to put the scaling and final design of that product into high gear.

In parallel, we have developed our process burner technology to meet any normal firing processes of demand. In addition to the above, we have a progression of new inquiries requiring engineering and design input which, of course, we have been pleased to address.

I want to thank the ClearSign employees for what they have done this past quarter, especially our engineers, designers and project managers. It has taken a lot of personal accountability and dedication to do what they have done; and for myself, and on behalf of the Board of Directors, want to acknowledge and thank them for it.

That concludes my prepared remarks at this time. Operator, can you please open up the call for questions?

Questions and Answers

Operator: We will now begin the question-and-answer session. (Operator Instructions). Amit Dayal with H.C. Wainwright.

Amit Dayal: Sorry to hear about Brian. It's been a pretty eventful quarter for you guys. Just starting with this Exxon news, did Exxon go with somebody else? I don't know if you know the answer to that, but did Exxon go with somebody else, rather than you guys? And is that relationship pretty much done?

Jim Deller: So Amit, first of all, the news that we received from Exxon was just a request on their part to put the testing on hold because the time required for the engineering to include our burners into that heater in the upcoming shutdown, basically, the window had passed, so it was a miss on timing. We don't believe there are any other burner technologies being offered on the market today that can get close to what we offer. So I cannot speak for Exxon of our own knowledge of the market and what we're seeing. There is no other burner technology out there.

So what we've got is what we've been told by Exxon, that this was purely a timing miss and the window had passed. Obviously, we're very disappointed, and we are really looking forward to demonstrating those burners. Looking at the -- you asked about the relationship. Exxon, like all refineries, they're a very big potential customer. This is a speed bump in the road for us right here. We were looking to get -- us getting this demonstration in the field. We have made huge and accelerated the development of our process burner technologies to get it ready for the wide range of operating requirements that Exxon presents us with.

But the result is that we are in a much better position now, and we have a burner that will meet, as I said in the remarks, especially any operation or any normal operational or process burner in the industry. They are -- like all refineries, they -- we do foresee NOx reduction requirements, especially being imposed by the air regulation authorities, and first among those being California and the TCEQ in the Texas Gulf Coast area. Exxon is a very big client, and we really look forward to a lot of future business with them. This is just an unfortunate timing, and one reference that we were [looking] to get in the field that, at least from what we told, is not scheduled for the current turnaround next year.

Amit Dayal: Okay. So should we assume that you are still in touch with Exxon, and there is some level of dialogue still ongoing with Exxon?

Jim Deller: Oh, of course, yes, we are touch with the team. And long term, again, Exxon is a big refiner; they have a lot of assets in the Gulf Coast region. We believe that there's going to be emission requirements there, so we actually see them as a very big and very important customer. And we truly value the opportunity of business with them down the road.

Amit Dayal: Okay. Understood. I'll move on to sort of the associated relationship with Zeeco. At least initially, the understanding was that the Zeeco partnership was somewhat dependent on Exxon coming through and that deployment coming through for you guys. I know you've commented that the partnership with Zeeco is still supportive, etc. But do you now need maybe sort of a new agreement with Zeeco that is independent a little bit of the Exxon qualifier, or is that not necessary?

Jim Deller: No, Exxon passed the news onto us late Thursday last week. We do have a very good and close relationship with Zeeco. And in fact, the first call I made was to only just to explain the call we had and that Exxon was running out of time for their turnaround. We confirmed that that relationship remains strong. There, (indiscernible), the testing that we're doing is being done at the Zeeco test facility. Our engineers and the Zeeco engineers are working hand-in-hand, and in that testing, they're firing our burners with us. So they are intimately familiar with the developments we've made to the technology and the capability of our technology, but also the interactions we have with customers and of inquiries and quotations that we're sending out.

Those quotations are typically needing, obviously, the burners we fabricated at Zeeco. And there will be testing for scheduled in the Zeeco test facilities. So obviously, it's kind of an internal relationship, but they have knowledge of the traction and the market interest in our burners as well. So the Exxon agreement was referenced, as we set our initial collaboration up with Zeeco, but they are very much engaged with us. I believe we are both looking forward to growing this business.

And just as an aside, I mentioned the watertube boiler burner as well. That boiler burner is being tested at the Zeeco facilities. They've expanded their other product lines that we are working with them on, at least for testing. They manufacture the burner in Tulsa, but also because the very big market for that watertube boiler burner is in China, and they have a fabrication facility, in fact, a very active office in Shanghai, they're actually fabricating a twin burner for us over there. So we have ongoing and expanding engagements with Zeeco.

Amit Dayal: Okay. Understood. And then maybe just one last one for me. With respect to the China opportunity, is expecting any deployments or revenues from China in 2021 a bit aggressive, or is that still possible?

Jim Deller: It's still possible, Amit. As I said, the Covid travel restrictions have persisted much longer and much more strongly regarding Covid in China than we ever expected. We do want to make sure primarily that we protect our IP. And so where we do make our first sales, we want to make sure that we do those or select those customers carefully. And I do want to make sure that our Manny Menendez, the ClearSign President in Asia, gets to visit those sites, and just to make sure that we are installing these burners for the first units into the right facilities.

And because of that caution, no, it's possible we'll get some sales this year. But I really want to prioritize safeguarding our IP over just rushing to make a sale. I know everyone is waiting for a sale, but we've really got to look at the long-term business. So I guess the short answer is it's possible, but it's -- I'm certainly not wanting to give an impression that it should be expected.

Amit Dayal: Okay. Understood. I'll take my other questions (inaudible). That's all I have for now, thank you.

Operator: Jeff Feinglass, a private investor.

Jeff Feinglass: Jim, I think you just touched on this, but I just want to follow up with it. Given the news from Exxon and their delay, do you think that this has thwarted or any way reversing the traction you have with other super-majors or refiners and process burners inside those refineries?

Jim Deller: Jeff, the short answer is no, but let me give a little bit of background. Obviously, we're very disappointed to hear from Exxon, and we're looking forward to getting those burners demonstrated. But as we -- we need to take a step back and look at what this really means in the big picture of our strategy. And the reality is that we continue to execute the strategy that we started when I first joined ClearSign back in early 2019; and that was develop a technology that would make it easy to use and easy to incorporate in our customers, our refineries and their business, and then to engage with collaborative partners who are well established in the industry to provide a channel to market and help us conduct that business. And that has not changed.

I don't want to belittle the disappointment, but the Exxon asking us to put the testing on hold affects the timing of one installation. The bigger outcome is through the engagement. As I mentioned really with Amit, we have accelerated the development of our process burner technology to the point that it meets virtually all refinery needs and matches the operation of regular burners. And in addition, of course, we've maintained our NOx control and the value we can offer to enable our customers to avoid having to install SCRs.

Our first super-major installation, when we're talking of references, is installed and ready to be started up in Europe. I'm not aware of a single comment from customers, or for that matter of fact, anyone in the industry, regarding the ExxonMobil request to put our testing on hold. What we have seen is a notable uptick in customer engagement based on the operating capabilities that we've been able to develop for our process burner over the past few months.

Jeff Feinglass: Got it, yes. Thank you for that. I just wanted -- thank you for clarifying that, appreciate it.

Operator: (Operator Instructions). Robert Harvey, a private investor.

Robert Harvey: Thank you for your earlier comments, and sorry that you had to deal with the two big issues you had in one quarter here. Can you say a little bit more about the demonstration that Exxon has to use the language put on hold? This was going to be -- this is not further testing at the Zeeco facility; this was to be a partial install or something at an Exxon facility? Like what additional evidence did they need?

And it just seems surprising that -- I believe that earlier, we were talking about an installation possibly to one of their refineries in 2021 that was delayed to have further testing to demonstrate broader capability. But how can it be a surprise that suddenly, at the end of August, and they didn't have the data they needed? It sounds like with Zeeco, you demonstrated all the capabilities that they needed. Is this the hurricane that has like switched manpower at Exxon to Baton Rouge from Baytown, or it's just -- it seems like suddenly, the deadline snuck up. These things are done very carefully with long lead times. I'm having a problem understanding this was suddenly a surprise. And put on hold means that they're coming back to do it, what, in Jan of 2023, or like what can you say about what you think their thinking is?

Jim Deller: Well, thanks for the question. I'm not going to [presume] to -- it's not my place to speculate as to Exxon's thinking. What we know, we were looking forward to demonstrating these burners. The operating criteria that I went through, we believe, met all of the requirements. We were looking -- we expected on the call that we were going to be able to arrange for their final witness, and hopefully, for the -- how to transport the burners down to the site (indiscernible) expect to talk about logistics. We were extremely surprised when they asked us to put the testing on hold.

I don't believe the details were from our side. There is a -- I'm speculating a little bit here. There's a lot of engineering that goes into a turnaround that obviously takes some time, and if they -- there is a time window that you have to commit. And we were just told that that time window had passed.

Robert Harvey: Okay. Got it. In terms of emissions requirements, and you mentioned the California requirements for refineries and the Texas requirements. And I'm just -- there's an awful lot of talk and effort and so on going on in responding to climate change, it's in the air. My understanding that nitrous oxide is 300 times more damaging to the environment than carbon dioxide. If you had extra funds, is there lobbying that you would do, or are there more regulations coming from others or whatever? What can pressure the marketplace to purchase your product sooner rather than later?

Jim Deller: I could go on at length. I think to be honest, we all care about the environment; we all want -- we'd all like things to move faster in that regard. As a burner manufacturer, we try and solve the need. We have customers that need our products to meet the emissions requirements, and we believe what we have here in ClearSign is a very special opportunity to enable them to do that in a very cost-effective manner. I think there's always politics, but I really need to stay focused on our customers, to be honest. We're very aware of the regulations. We share information with the regulators because that helps us understand what they're looking at. We think it helps them improve their plans. So we actually engage with them, as we have on the World Oil project. That was an active participation with the South Coast Air Quality Management District in California.

But, yes, from my side, running the business and especially appreciating that at the end of the day, the oil refineries are our customers, our goal is to help them meet their needs, and to be good environmental stewards in the most efficient and effective ways that they can.

Robert Harvey: Thank you.

Operator: Robert Kecseg with Las Colinas Capital Management.

Robert Kecseg: I'm going to ask you something about these process heaters. If we come into a customer with a 10-foot flame to replace their 2-inch flame, I would think you'd need to redesign the heater. But we're coming to them with a 2-inch flame from -- but I understand many, many feet (indiscernible) 10 feet or not, but this is a considerably large flame. Won't that work in any of these existing heaters as far as any kind of design changes goes? Do you see where I'm going with this --

Jim Deller: Yes.

Robert Kecseg: -- that there's no particular product. It should be easier to fit, just to me, in my little brain.

Jim Deller: Bob, no, you are right on the money. There's two big advantages that ClearSign does, especially ClearSign process burners offer into the market. And we tend to -- we do talk a lot, and very rightly so. We talk a lot about NOx emissions, but the other attribute is our flames are significantly smaller. They're not 2 inches, but they are significantly shorter than the flames of traditional low and ultra-low NOx burners. And the flames of those traditional burners do cause problems because when the flames are long, they overheat the inside surface of the heater.

And the result is that the operator has to turn the firing rate down to avoid damaging their equipment. So you have a situation where, for example, the heaters, we're talking about are a crude charge heater, which restricts the flow through an entire refinery. If the throughput of those heaters has to be turned down, it reduces the capacity of that refinery to make product.

So the other advantage that we have in having much more -- or much more confined flames is that we can actually go back and fit our technology into those heaters, usually improve the NOx emissions. But more importantly, for those refiners is we can actually grate or enable them to increase the firing rates and the throughput of those heaters. So that has a very immediate -- obviously, the value for refineries is very easy to calculate in those circumstances.

But Bob, to your point, that is exactly a very real opportunity for us and one that we are -- we do have a significant traction on. So we're talking to customers, not just about NOx emissions, but we are talking about throughput increases in addition to that.

Robert Kecseg: Okay. Okay. And kind of following with the same line of thinking, this shipment that just went to Europe or the other super-major, they're going to be operating one of these burners. I assume, since you and I talked before about each one of these designs of these heaters, can be 3 burners, 4 burners, whatever, and then the configuration. Are they going to put that one burner with other burners in that heater to -- that's going to be next to it? I trying to understand how they would operate that. Does it seem like you're really be getting real information if it's combined with --

Jim Deller: Yes, Bob, so I can't -- Bob, we have -- we're not allowed to disclose the details of our process equipment, so let me talk in general terms. There are -- certainly, there are -- there's what we call cabin heaters, which are square boxes and then vertical cylindrical heaters that, as the name suggests, that are basically [white cans]. Those vertical cylindrical heaters have burners that range typically in a circular pattern in the floor, whether it's 12 burners, 8 burners, 5 burners, 3 burners. And the very small ones have a single burner in them, okay? So based on that, this is -- we also find a complete burner for this heater. So it's a very small heater in Europe that this burner is going to, but it will enable the customer to get a very good appreciation for what our burners can do. It will not be mixed with other burners.

Robert Kecseg: All right. And then kind of again, on the same line of thinking, when you made these installations at these newest customers on the West Coast -- I think you call it the transportation and storage customer -- in that case, the configuration of the burners that you were putting in was replacing other burners with basically the same configuration. So there really wasn't a big engineering task for them to do, is that correct?

Jim Deller: That's correct. And that goes back to our strategy right from the start, the objective being that we need to develop our technology to the point that it is easy to deploy; and in terms of functionality and putting into a heater, it just plugs right into the hole of the old existing burner. That cuts down the engineering cost and it makes the turnarounds very simple. So those burners just -- or the California Boiler team dropped the old burners out, plugged the new burners in, reconnected the fuel gas piping. They had some minor modifications on the control system for some different unrelated details and just fired them up. So it's a very easy like for like change-out.

Robert Kecseg: Right. And could you give us -- since on this call, it seemed like everybody was very excited about the name ExxonMobil and that kind of accomplishment, could you just -- aside from that, could you just kind of give us some idea of pipeline for, or inquiries, or however you want to characterize, whatever you're comfortable with, as far as for burners for that part of the business?

Jim Deller: I think, Bob, obviously, this is something that we watch and are very encouraged about. Just by their nature, we don't control our customers, so I really can't go into names and dates. I can say that we have customers that we're engaged with that range from global super-majors through to smaller local refineries and some national scale refineries still with multiple heaters. The applications include NOx reduction and capacity expansion, so it's a growing pipeline, Bob. I really -- unfortunately, I can't go into details just because it's so speculative and I don't want to be misleading.

Robert Kecseg: No, no, I understand that. I'm just trying to say that everything was laser-focused on this big name ExxonMobil, and all of a sudden at those proofs. So I'm just saying that there has to be other business out there. And I would imagine -- I think you've alluded to in past conversations, but just the fact that we were able to do this demonstration for that company, open the door to a lot more inquiry. Am I right in that?

Jim Deller: Yes. Bob, I think what's happened is we've used ExxonMobil's name to really describe the project. I think more accurately, we reported the process burner development project. And what the industry has been watching is the capabilities and the performance that we've been able to achieve because we're out actively talking to our customers and the industry experts. So as we've been able to improve and achieve this performance by process burners, that's the news that we are passing on. And that's what's leading to the interest and the engagement that we're getting. So whilst we have the Exxon name associated with it because it's what everyone recognized, I think the reality in terms of the actual benefits and where we are -- and we probably need to refer to it as the process burner development project.

Robert Kecseg: And then over on the California Boiler, I suppose that the 500 horsepowers get like a bigger portion of the market compared to the smaller 125s to now, we have a larger market to address. Is that fair to say?

Jim Deller: Yes. And Bob the key -- really the key to that 500 size and up is the San Joaquin Valley is the one region to formalize their NOx emission regulations revamp that was done quite recently. But the 500 horse power, the NOx emission requirements dropped down to [2.5] ppm at that 500 horsepower size and above. So that puts us in a very special position, obviously, showing success in this demonstration. But we obviously believe that that's to be expected. If we can do that, we are in a very unique position.

And the only alternative that we're aware of is for customers to put a selective kind of reduction unit on their boilers, which if you think of a food processing plant or something of that nature, going to the extra complexity, one, the cost of installing such a piece of equipment and then maintaining ammonia and handling the deliveries, that is extremely burdensome. So we really believe that we have an extraordinary value at that 500 horsepower and above. So that's one of the reasons that we've really picked that size.

In addition, California Boiler has a rental boiler of that size that we can work together to fit this burner into and then to deploy into the field to give customers firsthand experience using that burner. So you're certainly right (inaudible) for us.

Robert Kecseg: Yes, thank you. I want to say one other thing maybe to connect the dots; from what I understand, (indiscernible) Zeeco is connected in both the process burners and also potentially now with the watertube because they are in both of those businesses. But they're not in the firetube, is that right, Zeeco?

Jim Deller: Yes, so yes, we're in ongoing discussions with Zeeco regarding the firetube burner, but that opportunity for us to test there and have Zeeco fabricate that burner is really based on the strength of the process burner collaboration that we have developed. But it is also the -- the firetube boiler burners, we have a formal agreement in place, and I'm very pleased with the agreement in place with California Boiler.

Robert Kecseg: Great, okay. (Indiscernible) thank you, Jim.

Operator: Marshall [Crowe], a private investor.

Marshall Crowe: So you had mentioned earlier, I believe it was the World Oil facility, that a correction had been made because it started up cold. The burner started up cold, and so you had to go in and you will have to make repairs, I believe, or readjust it, is that right? Are you familiar with what I am speaking of?

Jim Deller: Yes, I am. There was a --

Marshall Crowe: I'm just wondering how often that happens. Is that --

Jim Deller: No, this is a one-off. There's basically a couple of valves in the control system, just the way it was configured, that didn't fire at the right time. And it led to some minor damage, but damage that we just want to take the opportunity to repair. So this is not a -- not [an all]; this is just one of those one-off things that happens.

Marshall Crowe: Okay, right, very good. (Inaudible) going forward, looking forward to tomorrow. Thank you.

Operator: This concludes our question-and-answer session. I'd like to turn the call back over to Jim Deller for any closing remarks.

Jim Deller: Thank you very much. This concludes the investor update call for the second quarter 2021. I look forward to speaking to you all in the future.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.